Exhibit 99.1

Ladder Capital Corp Reports Second Quarter 2015 Results and Announces Cash Dividend Increase

Financial Highlights

  Generated second quarter Core Earnings of $52.1 million
  Core EPS of $0.51 for the second quarter of 2015 (Basic EPS on a GAAP basis of $0.68)
  Originated over $1.0 billion of commercial mortgage loans, including $740.3 million of mortgage loans held for sale and $275.6 million of mortgage loans held for investment, and made $37.0 million of net leased and other equity investments during the quarter
  Contributed $486.9 million of loans to 2 securitization transactions in the second quarter of 2015 (completed 4 securitizations in the first half of 2015)
  Received enhancement to FHLB borrowing capacity formula resulting in an immediate increase of over $350.0 million; capacity could potentially increase by as much as $950.0 million to $2.85 billion
  Cash dividend increases by 10% to $0.275 per share of Class A common stock per quarter, effective Q3 2015

NEW YORK--(BUSINESS WIRE)--August 5, 2015--Ladder Capital Corp (NYSE:LADR) (“we,” “Ladder,” or the “Company”) today announced operating results for the quarter ended June 30, 2015. Core Earnings, a non-GAAP financial measure, was $52.1 million for the second quarter of 2015, compared to $61.8 million earned in the second quarter of 2014. For the six months ended June 30, 2015, Core Earnings were $100.1 million compared to $117.2 million for the comparable period in 2014. These results reflect lower loan securitization gains partially offset by higher net interest and rental income as well as lower costs of operation. We believe Core Earnings, which adjusts GAAP income before taxes for certain non-cash expenses and unrecognized derivative results, is useful in evaluating our earnings from operations. Net income for the three and six months ended June 30, 2015 was $68.7 million and $86.7 million, respectively, compared to $30.2 million and $48.6 million for the three and six months ended June 30, 2014, respectively.

Core EPS, a non-GAAP measure, was $0.51 per share for the second quarter of 2015 and $0.99 per share for the six months ended June 30, 2015, compared to $0.38 and $0.73 per share for the three and six months ended June 30, 2014, respectively. Basic EPS on a GAAP basis was $0.68 per share for the second quarter of 2015, compared to $0.26 per share for the quarter ended June 30, 2014.

Brian Harris, Ladder's Chief Executive Officer, said, “I'm pleased to report another solid quarter of earnings for Ladder. Our multi-cylinder business model continued to deliver strong risk-adjusted returns for our shareholders even through disrupted market conditions. We earned a 4.6% profit margin in conduit securitizations; received a substantial expansion to our FHLB borrowing capacity; originated over $1.0 billion of new loans at attractive terms; and, given the fundamental strength in our underlying businesses, are announcing a 10% cash dividend increase effective as of the third quarter to $0.275 per share per quarter, and the receipt of board approval for a share repurchase for up to $50.0 million of LADR common stock. We feel well positioned for the rest of the year and intend to continue to execute on our business plan.”

As of June 30, 2015, we had total assets of $5.7 billion, including $2.2 billion of commercial real estate loans, $2.3 billion of commercial real estate-related securities, $846.3 million of real estate, $147.3 million of cash and $177.1 million of other assets. As of June 30, 2015, 77.3% of our total assets were comprised of senior secured assets, including first mortgage loans, commercial real estate-related securities secured by first mortgage loans, and cash. During the second quarter, senior secured assets comprised 94.1% of the total $1.2 billion investment activity.

During the quarter ended June 30, 2015, we originated $1.0 billion of loans comprised of $740.3 million of commercial mortgage loans held for sale and $275.6 million of commercial mortgage loans held for investment. We participated in 2 securitization transactions during the second quarter of 2015 contributing a total of $486.9 million in face amount of commercial mortgage loans. The sale of loans into these 2 securitization transactions resulted in income from the sale of loans, net, of $14.5 million in the second quarter. After factoring in related hedging results and other related adjustments, the net economic benefit from securitization activity during the second quarter was $22.6 million. We also received $314.1 million in proceeds from the repayment of mortgage loans during the three months ended June 30, 2015.

Our portfolio of CMBS and U.S. Agency Securities decreased by $324.5 million during the second quarter to $2.3 billion as we purchased $127.8 million and sold $356.6 million of securities during the quarter. We also received $41.9 million of proceeds from the repayment of securities.

During the second quarter of 2015, we purchased 13 single tenant net lease and other properties for a total investment of $37.0 million. We have financed these properties with internal non-recourse mortgage loan financing eligible for securitization. During the three months ended June 30, 2015, our mortgage loan financing increased by $4.1 million primarily due to the contribution of 6 loans secured by our real estate investments to securitizations. We also sold 49 condominium units for a total of $18.2 million during the second quarter, which generated income from the sale of real estate, net, of $5.7 million. Our total real estate portfolio as of June 30, 2015 was $846.3 million.

Net interest income for the second quarter of 2015 was $31.8 million, compared to $28.4 million for the comparable period in the prior year, primarily due to higher average loan receivable balances partially offset by higher interest expense as a result of higher outstanding financing obligations. Total other income increased by $31.0 million year over year, primarily due to a $52.1 million increase in net results from derivative transactions, and a $7.6 million increase in operating lease income, partially offset by a decrease in sale of loans, net. The decrease in total costs and expenses of $1.1 million compared to the prior year primarily results from lower incentive compensation expense due to reduced net revenues and loan/investment production, partially offset by higher real estate operating and depreciation expenses related to our expanded real estate portfolio and higher costs associated with operating as a REIT. The REIT conversion also led to a decrease in income tax expense of $3.0 million.

Portfolio Overview

The following table summarizes the book value of our investment portfolio as of the following dates:

	June 30, 2015	December 31, 2014
	($ in thousands)
Loans
Conduit first mortgage loans	$507,710	$417,955
Balance sheet first mortgage loans	1,464,375	1,358,985
Other commercial real estate-related loans	276,433	162,068
Total loans	2,248,518	1,939,008
Securities
CMBS investments	2,212,758	2,683,745
U.S. Agency Securities investments	86,577	131,821
Total securities	2,299,335	2,815,566
Real Estate
Real estate and related lease intangibles, net	797,328	768,986
Real estate held for sale	48,970	—
Total real estate	846,298	768,986
Total investments	5,394,151	5,523,560
Cash, cash equivalents and cash collateral held by broker	147,332	118,656
Other assets	177,067	172,019
Total assets	$5,718,550	$5,814,235

Note: CMBS Investments and U.S. Agency Securities investments are carried at fair value.

We originate conduit first mortgage loans eligible for securitization that are secured by cash-flowing commercial real estate properties. These first mortgage loans are structured with fixed rates and five- to ten-year terms. As of June 30, 2015, we held 26 first mortgage loans that were substantially available for contribution into future securitizations with an aggregate book value of $507.7 million. Based on the outstanding loan principal balances at June 30, 2015 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 65.7%.

We also originate balance sheet first mortgage loans secured by commercial real estate properties that are undergoing lease-up, sell-out, renovation, or repositioning. These mortgage loans are generally structured with floating rates and terms (including extension options) ranging from one to five years. As of June 30, 2015, we held a portfolio of 57 balance sheet first mortgage loans with an aggregate book value of $1.5 billion. Based on the outstanding loan principal balances at June 30, 2015 and the “as-is” third-party FIRREA appraised values at origination, 86.2% of the portfolio was floating-rate and the weighted average loan-to-value ratio of this portfolio was 64.4%.

We selectively invest in other commercial real estate loans in the form of note purchase financings, subordinated debt, mezzanine debt, and other structured finance products related to commercial real estate. We held $276.4 million of other commercial real estate-related loans as of June 30, 2015. Based on the outstanding loan principal balances through the mezzanine or subordinated debt level at June 30, 2015 and the “as-is” third-party FIRREA appraised values at origination, 33.9% of the portfolio was floating-rate and the weighted average loan-to-value ratio of this portfolio was 67.3%.

As of June 30, 2015, our portfolio of CMBS investments had an estimated fair value of $2.2 billion and was comprised of investments in 162 CUSIPs ($13.7 million average investment per CUSIP), with a weighted average duration of 3.48 years.

As of June 30, 2015, our portfolio of U.S. Agency Securities had an estimated fair value of $86.6 million and was comprised of investments in 41 CUSIPs ($2.1 million average investment per CUSIP), with a weighted average duration of 6.71 years.

As of June 30, 2015, we owned 6.9 million square feet of real estate, comprised of 72 single tenant net lease properties, 3 individual office buildings, 3 portfolios of office buildings, 1 warehouse, 170 condominium units at Veer Towers in Las Vegas, and 195 condominium units at Terrazas River Park Village in Miami. Our total real estate portfolio had an aggregate book value of $846.3 million. We typically originate internal non-recourse mortgage loan financing secured by an individual property or a group of properties in our real estate portfolio and subsequently seek to securitize these loans. Once the loans have been securitized, they are included on our balance sheet as mortgage loan financing. As of June 30, 2015, we had $529.1 million of such mortgage loan financing, secured by certain of our real estate properties.

Liquidity and Capital Resources

We held unrestricted cash and cash equivalents of $102.9 million at June 30, 2015. We had total debt outstanding of $4.1 billion as of June 30, 2015, and we had an additional $1.5 billion of committed financing available for additional investment through our FHLB membership, our revolving credit agreements, and our committed repurchase facilities. During the second quarter, we requested and were granted an increase in the total funds available to us through our FHLB membership. As disclosed in the previous quarter's earnings release, we also extended two of our committed repurchase facilities and increased the total financing capacity of one facility from $250 million to $400 million.

The following table summarizes our debt obligations as of the following dates:

	June 30, 2015	December 31, 2014
	($ in thousands)

Committed loan facilities	$ 518,170	$ 509,024
Committed securities facility	124,202	174,853
Uncommitted securities facilities	414,008	747,789
Total repurchase agreements	1,056,380	1,431,666
Borrowings under credit agreement	12,000	11,000
Borrowings under credit and security agreement	46,750	46,750
Revolving credit facility	75,000	25,000
Mortgage loan financing	529,097	447,409
Borrowings from the FHLB	1,758,000	1,611,000
Total debt obligations	3,477,227	3,572,825
Senior unsecured notes	611,357	610,129
Total financing	$ 4,088,584	$ 4,182,954

To maintain our qualification as a REIT, we must distribute our accumulated earnings and profits and we must annually distribute at least 90% of our taxable income. We expect that a portion of our annual distribution, as well as a one-time earnings and profits distribution, as required by the REIT rules, would be payable primarily in stock, to provide for meaningful capital retention, and would be subject to a cash/stock election in accordance with the private letter ruling we have received from the IRS.

Selected Investment-Related Activity Subsequent to June 30, 2015

  Originated $306 million in principal balance of conduit loans in July 2015
  Originated $121 million in principal balance of balance sheet loans in July 2015
  Contributed $360 million in principal balance of conduit loans to a securitization transaction, which priced in July 2015

Conference Call and Webcast

We will host a conference call on Wednesday, August 5, 2015 at 5:00 p.m. EDT to discuss second quarter 2015 results. The conference call can be accessed by dialing (877) 407-9039 domestic or (201) 689-8470 international. Individuals who dial in will be asked to identify themselves and their affiliations. For those unable to participate, an audio replay will be available from 8:00 p.m. EDT on Wednesday, August 5, 2015 through midnight Wednesday, August 19, 2015. To access the replay, please call (877) 870-5176 domestic or (858) 384-5517 international, access code 13614542. The conference call will also be webcast though a link on Ladder Capital Corp’s Investor Relations website at ir.laddercapital.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

We present Core Earnings, which is a non-GAAP measure, as a supplemental measure of our performance. We consider limited partners of Ladder Capital Finance Holdings LLLP other than Ladder Capital Corp ("Continuing LCFH Limited Partners") to have fundamentally equivalent interest in our pre-tax earnings. Accordingly, for purposes of computing Core Earnings we start with pre-tax earnings and adjust for other noncontrolling interest in consolidated joint ventures but we do not adjust for amounts attributable to noncontrolling interests held by Continuing LCFH Limited Partners.

We define Core Earnings as income before taxes adjusted to exclude (i) real estate depreciation and amortization, (ii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, (iii) unrealized gains/(losses) related to our investments in Agency interest-only securities, (iv) the premium (discount) on mortgage loan financing and the related amortization of premium (discount) on mortgage loan financing recorded during the period, (v) non-cash stock-based compensation and (vi) certain one-time items.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from Core Earnings until the related asset is sold and the hedge position is considered “closed”, whereupon they would then be included in Core Earnings in that period. These are reflected as “Adjustments for unrecognized derivative results” for purposes of computing Core Earnings for the period.

Our investments in Agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and derivatives which we use to hedge asset values. Set forth below is an unaudited reconciliation of income before taxes to Core Earnings:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)

Income before taxes	$73,874	$38,441	$94,941	$62,131
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures (GAAP)	684	(46)	493	145
Our share of real estate depreciation, amortization and gain adjustments	8,400	4,543	16,804	10,807
Adjustments for unrecognized derivative results	(32,916)	17,334	(21,398)	37,157
Unrealized (gain) loss on agency IO securities	51	(2,782)	1,369	(1,748)
Premium (discount) on mortgage loan financing, net of amortization	(255)	(163)	1,876	1,028
Non-cash stock-based compensation	2,305	4,521	4,555	7,662
One-time adjustments¹	—	—	1,509	—
Core Earnings	$52,143	$61,848	$100,149	$117,182

[1] One-time transactional adjustment for costs related to restructuring the Company for REIT related operations. All costs were expensed and accrued for in the period incurred.

We present Core EPS, which is a non-GAAP measure, as a supplemental measure of our performance. Core EPS is defined as Core Earnings adjusted for taxes based on an estimate of our corporate tax rate, divided by the weighted average number of Class A and Class B common shares outstanding during the quarter, pro forma for the conversion of all Class B common shares outstanding into shares of Class A common stock as of January 1, 2014, as if the Company’s IPO had occurred on that date.

Set forth below is an unaudited reconciliation of GAAP Basic EPS to Core EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

GAAP earnings per share (basic)	$0.68	$0.26	$0.86	$0.51
Net income (loss) attributable to noncontrolling interest in operating partnership	0.70	0.36	0.87	0.74
Net income attributable to predecessor unitholders	—	—	—	(0.26)
Our share of real estate depreciation, amortization and gain adjustments	0.17	0.09	0.33	0.22
Adjustments for unrecognized derivative results	(0.65)	0.35	(0.43)	0.76
Unrealized (gain) loss on agency IO securities	—	(0.06)	0.03	(0.04)
Premium (discount) on long-term financing, net of amortization	(0.01)	—	0.04	0.02
Non-cash stock-based compensation	0.05	0.09	0.09	0.16
One-time adjustments¹	—	—	0.03	—
Incremental estimated corporate tax expense²	0.05	(0.35)	0.10	(0.71)
Impact of conversion of Class B common stock into Class A common stock	(0.48)	(0.36)	(0.93)	(0.67)
Core EPS	$0.51	$0.38	$0.99	$0.73
1 One-time transactional adjustment for costs related to restructuring the Company for REIT related operations. All costs were expensed and accrued for in the period incurred.

2 Estimated effective tax rate, a non-GAAP measure, assumes the conversion of all shares of Class B common stock into shares of Class A common stock, including the impact of UBT.

Set forth below is an unaudited computation of Core EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)

Core Earnings	$52,143	$61,848	$100,149	$117,182
Estimated corporate tax expense¹	(2,466)	(25,234)	(3,155)	(48,162)
Tax-effected Core Earnings	$49,677	$36,614	$96,994	$69,020

Basic weighted average shares outstanding of Class A common stock	50,335	48,910	50,162	48,910
Impact of including Class B common stock and predecessor period	47,277	48,534	47,460	45,084
Adjusted weighted average shares outstanding	97,612	97,444	97,622	93,994

Core EPS	$0.51	$0.38	$0.99	$0.73

1 Estimated effective tax rate, a non-GAAP measure, assumes the conversion of all shares of Class B common stock into shares of Class A common stock, including the impact of UBT.

We present Core Earnings and Core EPS because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and Agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use Core Earnings and Core EPS: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us.

Core Earnings and Core EPS have limitations as analytical tools. Some of these limitations are:

  Core Earnings and Core EPS do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations and are not necessarily indicative of cash necessary to fund cash needs;
  Core EPS is based on a non-GAAP estimate of Ladder’s effective tax rate, including the impact of UBT and the impact of Ladder's election to be taxed as a REIT effective January 1, 2015, assuming the conversion of all shares of Class B common stock into shares of Class A common stock. Ladder’s actual tax rate may differ materially from this estimate; and
  other companies in our industry may calculate Core Earnings and Core EPS differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Core Earnings and Core EPS should not be considered in isolation or as a substitute for net income or earnings per share as an alternative to cash flow as a measure of our liquidity or any other performance measures calculated in accordance with GAAP.

In the future we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core Earnings and Core EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For additional information about our non-GAAP financial measures, please refer to our Quarterly Report on Form 10• Q.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton, Los Angeles and San Francisco.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Ladder believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the U.S. Securities and Exchange Commission. Such forward- looking statements are made only as of the date of this release. Ladder expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

Ladder Capital Corp and Predecessor Combined Consolidated Statements of Income (Dollars in Thousands, Except Per Share and Dividend Data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net interest income
Interest income	$59,239	$45,112	$115,622	$81,934
Interest expense	27,487	16,751	54,311	31,593
Net interest income	31,752	28,361	61,311	50,341

Provision for loan losses	150	150	300	300
Net interest income after provision for loan losses	31,602	28,211	61,011	50,041

Other income
Operating lease income	20,390	12,803	39,537	26,017
Tenant recoveries	2,510	2,142	5,036	4,222
Sale of loans, net	14,524	45,419	44,551	86,721
Realized gain (loss) on securities	11,017	5,376	23,167	7,185
Unrealized gain (loss) on Agency interest-only securities	(51)	2,782	(1,369)	1,748
Realized gain on sale of real estate, net	7,278	9,060	14,940	15,753
Fee income	3,833	2,192	7,374	4,501
Net result from derivative transactions	26,787	(25,273)	(12,352)	(51,560)
Earnings from investment in unconsolidated joint ventures	164	987	605	1,336
Total other income	86,452	55,488	121,489	95,923
Costs and expenses
Salaries and employee benefits	15,947	26,483	29,705	46,486
Operating expenses	6,734	3,664	15,537	6,705
Real estate operating expenses	9,628	7,380	19,001	14,982
Real estate acquisition costs	454	—	1,054	—
Fee expense	1,463	713	2,585	1,215
Depreciation and amortization	9,954	7,018	19,677	14,445
Total costs and expenses	44,180	45,258	87,559	83,833
Income before taxes	73,874	38,441	94,941	62,131
Income tax (benefit) expense	5,177	8,199	8,282	13,488
Net income	68,697	30,242	86,659	48,643
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures	684	(46)	493	145
Net loss attributable to predecessor unitholders	—	—	—	12,628
Net (income) attributable to noncontrolling interest in operating partnership	(35,171)	(17,691)	(43,768)	(36,259)
Net income attributable to Class A common shareholders	$34,210	$12,505	$43,384	$25,157

Earnings per share:
Basic	$0.68	$0.26	$0.86	$0.51
Diluted	$0.67	$0.22	$0.85	$0.46

Weighted average shares outstanding:
Basic	50,335,095	48,909,692	50,161,553	48,909,692
Diluted	50,929,538	97,617,710	98,148,577	97,714,070

Dividends per share of Class A common stock:	$0.25	$—	$0.50	$—

Ladder Capital Corp and Predecessor Combined Consolidated Balance Sheets (Dollars in Thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$102,877	$76,218
Cash collateral held by broker	44,455	42,438
Mortgage loan receivables held for investment, net, at amortized cost	1,740,808	1,521,053
Mortgage loan receivables held for sale	507,710	417,955
Real estate securities, available-for-sale	2,299,335	2,815,566
Real estate held for sale	48,970	—
Real estate and related lease intangibles, net	797,328	768,986
Investments in unconsolidated joint ventures	2,992	6,041
FHLB stock	69,931	72,340
Derivative instruments	1,600	423
Due from brokers	4	4
Accrued interest receivable	20,568	24,658
Other assets	81,972	68,553
Total assets	$5,718,550	$5,814,235
Liabilities and Equity
Liabilities
Debt obligations	$3,477,227	$3,572,825
Senior unsecured notes	611,357	610,129
Due to brokers	17,898	—
Derivative instruments	9,165	13,445
Amount payable pursuant to tax receivable agreement	1,339	862
Dividends payable	918	—
Accrued expenses	59,986	91,993
Other liabilities	30,136	19,774
Total liabilities	4,208,026	4,309,028
Commitments and contingencies	—	—
Equity
Class A common stock, par value $0.001 per share, 600,000,000 shares authorized; 52,958,455 shares issued and outstanding	53	51
Class B common stock, par value $0.001 per share, 100,000,000 shares authorized; 46,594,153 shares issued and outstanding	47	—
Additional paid-in capital	739,208	725,538
Retained earnings	61,417	44,187
Accumulated other comprehensive income	5,340	15,656
Total shareholders’ equity	806,065	785,432
Noncontrolling interest in operating partnership	697,009	711,674
Noncontrolling interest in consolidated joint ventures	7,450	8,101
Total equity	1,510,524	1,505,207

Total liabilities and equity	$5,718,550	$5,814,235

Ladder Capital Corp and Predecessor Combined Consolidated Statements of Cash Flows (Dollars in Thousands) (Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net income	$86,659	$48,643
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,677	14,445
Unrealized (gain) loss on derivative instruments	(5,351)	16,785
Unrealized (gain) loss on Agency interest-only securities	1,369	(1,748)
Provision for loan losses	300	300
Amortization of equity based compensation	7,214	6,553
Amortization of deferred financing costs included in interest expense	2,899	2,625
Amortization of premium on mortgage loan financing	(431)	(306)
Amortization of above- and below-market lease intangibles	803	345
Accretion/amortization of discount, premium and other fees on loans	(5,608)	(3,613)
Accretion/amortization of discount, premium and other fees on securities	47,808	40,820
Realized gain on sale of mortgage loan receivables held for sale	(44,551)	(86,721)
Realized gain on real estate securities	(23,167)	(7,185)
Realized gain on sale of real estate, net	(14,940)	(15,753)
Origination of mortgage loan receivables held for sale	(1,132,259)	(1,291,510)
Repayment of mortgage loan receivables held for sale	542	782
Proceeds from sales of mortgage loan receivables held for sale	1,086,513	1,727,178
Accrued interest receivable	4,090	(3,477)
Earnings on investment in unconsolidated joint ventures	(605)	(1,336)
Distributions from operations of investment in unconsolidated joint ventures	282	1,604
Deferred tax asset	(755)	—
Changes in operating assets and liabilities:
Other assets	(1,912)	(27,884)
Accrued expenses and other liabilities	(28,513)	11,727
Net cash provided by (used in) operating activities	64	432,274
Cash flows from investing activities:
Reduction (addition) of cash collateral held by broker for derivatives	5,442	(8,004)
Purchase of derivative instruments	—	(7)
Purchases of real estate securities	(353,828)	(510,746)
Repayment of real estate securities	114,848	122,764
Proceeds from sales of real estate securities	726,986	196,481
Purchase of FHLB stock	—	(7,790)
Sale of FHLB stock	2,409	—
Origination and purchases of mortgage loan receivables held for investment	(653,662)	(575,327)
Repayment of mortgage loan receivables held for investment	439,216	78,642
Reduction (addition) of cash collateral held by broker	(7,459)	(1,471)
Addition of deposits received for loan originations	1,809	2,418
Title deposits included in other assets	(10,604)	1,660
Distributions of return of capital from investment in unconsolidated joint ventures	3,372	3,157
Purchases of real estate	(140,234)	—
Capital improvements of real estate	(1,390)	(623)
Proceeds from sale of real estate	63,778	64,902
Net cash provided by (used in) investing activities	190,683	(633,944)
Cash flows from financing activities:
Deferred financing costs	(1,308)	(2,282)
Proceeds from borrowings under debt obligations	8,807,532	7,433,122
Repayment of borrowings under debt obligations	(8,902,700)	(7,419,456)
Cash dividends paid to Class A common shareholders	(25,237)	—
Partners’ capital distributions	—	(369)
Capital distributed to noncontrolling interests in operating partnership	(38,423)	(40,442)
Capital contributed by noncontrolling interests in consolidated joint ventures	74	—
Capital distributed to noncontrolling interests in consolidated joint ventures	(232)	(1,218)
Payment of liability assumed in exchange for shares for the minimum withholding taxes on vesting restricted stock	(3,794)	—
Issuance of common stock	—	259,037
Common stock offering costs	—	(20,498)
Net cash provided by (used in) financing activities	(164,088)	207,894
Net increase (decrease) in cash	26,659	6,224
Cash and cash equivalents at beginning of period	76,218	78,742
Cash and cash equivalents at end of period	$102,877	$84,966

Supplemental information:
Cash paid for interest	$52,390	$29,266
Cash paid for income taxes	$19,688	$11,417

Supplemental disclosure of non-cash investing activities:
Securities purchased, not settled	$(17,898)	$(16,866)
Securities sold, not settled	$—	$33,434
Supplemental disclosure of non-cash financing activities:
Exchange of capital for common stock	$—	$483,568
Exchange of predecessor LP Units for common stock	$—	$697,097
Exchange of noncontrolling interest for common stock	$15,688	$—
Change in deferred tax asset related to change in tax receivable agreement	$561	$—

CONTACT:
Investor
Ladder Capital Corp Investor Relations
917-369-3207
investor.relations@laddercapital.com